SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 8-K


                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): February 13, 2004


                              Barnes Group Inc.
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             (Exact name of registrant as specified in its charter)


           Delaware               1-04801                   06-0247840
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(State or other jurisdiction    (Commission               (IRS Employer
      of incorporation)         File Number)           Identification No.)


            123 Main Street          Bristol, CT             06010
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          (Address of principal executive offices)         (Zip Code)


                                (860) 583-7070
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              Registrant's telephone number, including area code

                                     N/A
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         (Former name or former address, if changed since last report)








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


Item 7.    Financial Statements and Exhibits.
           The following exhibit is furnished pursuant to Item 12:

           Exhibit 99.1: Press Release issued February 13, 2004 announcing the fourth quarter and full year financial results of operations for the periods ending December 31, 2003.

Item 12.   Results of Operations and Financial Conditions.

           On February 13, 2004, Barnes Group Inc. issued a press release announcing the fourth quarter and full year financial results of operations for the periods ending December 31, 2003. A copy is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

           The information in this Current Report on 8-K and the exhibit attached hereto shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.


                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     February 13, 2004        BARNES GROUP INC.
                                      (Registrant)

                                    By:/s/ William C. Denninger
                                       ------------------------
                                       William C. Denninger
                                       Senior Vice President and
                                       Chief Financial Officer


                                Exhibit Index

Exhibit No.          Document Description

   99.1              Press Release, dated February 13, 2004




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


Barnes Group Inc.                                                EXHIBIT 99.1
Executive Office                                                 ------------
Bristol, CT 06010
Tel:  860.583.7070

BARNES GROUP INC. [Logo]                             News Release
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                                                     Contact:
FOR IMMEDIATE RELEASE                                Investors:
      February 13, 2004                              Phillip J. Penn
                                                     (860) 973-2126

                                                     Media:
                                                     Stephen J. McKelvey
                                                     (860) 973-2132

                  BARNES GROUP ANNOUNCES FOURTH QUARTER
                     AND FULL YEAR FINANCIAL RESULTS

 - Full-year net sales climb 14 percent to record $891 million
 - 2003 net income up 22 percent to $33.0 million, diluted E.P.S. reaches
   $1.49
 - Barnes Aerospace executes second Revenue Sharing Program

      BRISTOL, CONNECTICUT, FEBRUARY 13, 2004---Barnes Group Inc. (NYSE: B) today announced financial results for the quarter and year ended December 31, 2003. Net sales for the fourth quarter of 2003 were $220.3 million, up 20 percent from $183.6 million in the fourth quarter of 2002. Net income increased 45 percent to $7.0 million, or $0.29 per diluted share, in the fourth quarter of 2003, from $4.8 million, or $0.25 per diluted share, in the comparable year-ago period. Average diluted shares outstanding were 23.8 million in the quarter ended December 31, 2003, up 23 percent from 19.3 million in the year-ago period, primarily as a result of the follow-on equity offering completed in May, 2003.

      During the fourth quarter of 2003, favorable tax items reduced income taxes by approximately $2.1 million. These items were partially offset by higher incentive compensation expenses, as well as the write-off of approximately $0.5 million after-tax of due diligence expenses related to an abandoned acquisition.

      For all of 2003, Barnes Group's net income was $33.0 million, an increase of 22 percent from $27.2 million for the same period a year ago. Diluted earnings per share were $1.49 for the year ended December 31, 2003, compared with $1.42 in 2002. Net sales for 2003 were a record $890.8 million, up 14 percent from net sales of $784.0 million last year. Average diluted shares outstanding were 22.1 million for the full year 2003, up 15 percent from 19.2 million in 2002.

      "Our reported financial results were above our plan, while we achieved a number of positive operational items in the fourth quarter. These included significant progress integrating Kar Products into Barnes Distribution and the execution of our second Revenue Sharing Program, or RSP, at Barnes Aerospace," said Edmund M. Carpenter, Barnes Group Inc.'s President and C.E.O. "Both of these items should have a continuing positive impact on our financial results," Carpenter added.

      Sales at Barnes Distribution were $98.3 million for the quarter ended December 31, 2003, up $30.8 million, or 46 percent, from $67.6 million in the quarter ended December 31, 2002. Kar Products, which Barnes Group purchased in February, 2003, contributed $27.3 million of sales in the most recent quarter. Excluding a $2.3 million positive impact of foreign currency translation in the 2003 period, organic sales grew slightly. Barnes Distribution generated operating profit of $1.0 million in the fourth quarter of 2003, compared to an operating loss of $0.3 million in the fourth quarter of 2002.

      The improvement in operating profit was driven primarily by the operating profit contribution and synergistic savings from Kar Products, as well as reduced selling expenses as a percentage of sales. This was partially offset by expenses directly associated with the Kar integration of approximately $1.3 million, as well as an impact on sales caused by a reduced order fill rate during the integration of distribution centers.

      "During the fourth quarter, we accelerated the consolidation of Kar Products into a new Barnes Distribution network, and as of today have essentially completed our original consolidation plan in the U.S., leaving most of the integration effort behind us," Carpenter stated. "Sales from our other key sales initiatives, including national and regional customer development efforts, e-commerce platforms and Tier 2 relationships, more than doubled from a year ago, to approximately $6 million," Carpenter added.

      For all of 2003, sales at Barnes Distribution were $400.7 million, up from $286.7 million in 2002; Kar Products contributed $108.3 million to the 2003 sales total. Operating profit was $16.5 million for 2003, up from $7.5 million in 2002.

      Sales at Associated Spring were $80.3 million for the quarter ended December 31, 2003, up from $77.2 million in the quarter ended December 31, 2002. Foreign currency translation positively impacted sales in the fourth quarter of 2003 by approximately $2.8 million. The slight increase in sales, net of the foreign currency translation effect, reflected higher sales of products for industrial applications and heavy trucks, and increased nitrogen gas spring volume, offset by a decline in sales of products for the telecommunications and electronics industries.

      Associated Spring's operating profit was $5.1 million for the fourth quarter of 2003, down from $6.9 million in the fourth quarter of 2002. Operating profit was negatively impacted by incrementally higher personnel costs, including medical, pension and other post-retirement expenses of approximately $1.6 million. Operating profit also fell as a result of less favorable product mix.

      Carpenter commented, "Associated Spring continued to outperform many of its key end-user markets during the fourth quarter; notably, sales of products for light vehicles were up slightly during the period, when production was essentially flat. With the outlook for many of its markets stable or improving, Associated Spring should have another solid year in 2004."

      For all of 2003, sales at Associated Spring were $333.1 million, up from $321.7 million in 2002; the 2003 sales total was positively impacted by approximately $18.7 million of incremental revenue from 2002 acquisitions and foreign currency translation. Operating profit was $26.8 million for 2003, compared with $28.1 million in 2002.

      Sales at Barnes Aerospace were $43.4 million for the fourth quarter of 2003, up from $40.5 million in the fourth quarter of 2002. Operating profit was $3.4 million for the quarter ended December 31, 2003, essentially flat versus the comparable year-ago period. Operating profit was positively impacted by higher OEM sales and the initial profit contribution from the first RSP, offset by a drop in historically higher-margin repair and overhaul sales.

      Barnes Aerospace recorded orders of $43.0 million during the quarter ended December 31, 2003; for the full year 2003, orders totaled $161.9 million. Order backlog ended 2003 at $147.7 million, compared with $151.8 million at December 31, 2002. Military orders were approximately 27 percent of the orders received in the fourth quarter of 2003, and approximately 29 percent of all the orders placed during 2003. During the quarter ended December 31, 2003, Barnes Aerospace also received approximately $5.5 million in orders related to a large commercial engine program that will enter service in early 2004.

      "The order rate at Barnes Aerospace accelerated nicely in the second half of the year, setting the stage for a strong improvement in financial results in 2004," Carpenter stated. "It's also significant that we executed our second RSP at Barnes Aerospace in the fourth quarter. With terms very similar to the RSP we completed in the third quarter, this new RSP is expected to have a meaningful impact on Barnes Aerospace's profitability beginning in 2004," Carpenter added.

      For all of 2003, Barnes Aerospace generated sales of $165.7 million, down from $183.0 million in 2002. Operating profit was $10.7 million for 2003, compared with $10.8 million in 2002.

      William C. Denninger, Barnes Group Inc.'s Chief Financial Officer, commented, "We had a strong financial performance in 2003, which helped us generate over $60 million in cash from operations. We ended 2003 with nearly $50 million in cash on our balance sheet, while reducing our debt-to-capitalization ratio at year-end to less than 43 percent, comfortably within our targeted leverage range. Thus, we are well positioned to support further growth investments in our businesses in 2004."

      Barnes Group will conduct a conference call with investors to discuss fourth quarter 2003 results on Friday, February 13, 2004 at 10:00 AM ET. A webcast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations website
(ir.barnesgroupinc.com).

      Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2003 sales of $891 million:
Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas springs and a global supplier of retaining rings and injection-molded plastic components; Barnes Aerospace, a manufacturer and repairer of highly-engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines; and Barnes Distribution, an international, full-service distributor of maintenance, repair and operating supplies. Over 6,000 dedicated employees at more than 50 locations worldwide contribute to Barnes Group Inc.'s success.

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


      This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company's periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by Barnes Group; the Company's success in identifying, and attracting customers in, new markets; the Company's ability to develop new and enhanced products to meet customers' needs timely; the effectiveness of the Company's marketing and sales programs; increased competitive activities that could adversely affect customer demand for the Company's products; changes in economic, political and public health conditions, worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; and regulatory changes.

                                    # # #



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


                              BARNES GROUP INC.
                      CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)
                                 (Unaudited)

                               Three months ended       Twelve months ended
                                 December 31,              December 31,
                             ---------------------     ---------------------
                               2003         2002         2003         2002
                             --------     --------     --------     --------
Net sales                    $220,337     $183,616     $890,818     $784,036

Cost of sales                 144,642      122,976      576,835      530,004
Selling and admin-
 istrative expenses            66,929       51,138      261,983      209,192
                             --------     --------     --------     --------
                              211,571      174,114      838,818      739,196
                             --------     --------     --------     --------
Operating income                8,766        9,502       52,000       44,840

Other income                    1,044          294        3,337        3,651
Interest expense                3,634        3,928       15,840       14,823
Other expenses                    139          179        1,129          557
                             --------     --------     --------     --------
Income before income
 taxes                          6,037        5,689       38,368       33,111

Income taxes (benefit)           (919)         887        5,353        5,960
                             --------     --------     --------     --------
Net income                   $  6,956     $  4,802     $ 33,015     $ 27,151
                             ========     ========     ========     ========
Per common share:
 Net income
      Basic                  $    .31     $    .25     $   1.54     $   1.45
      Diluted                     .29          .25         1.49         1.42
Dividends                         .20          .20          .80          .80

Average common shares
 outstanding
      Basic                22,770,950   18,908,240   21,475,336   18,750,442
      Diluted              23,796,154   19,275,407   22,101,560   19,185,332






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






                              BARNES GROUP INC.
                         CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)
                                  (Unaudited)


                                                December           December
                                                  2003               2002
                                               ---------          ---------
Assets
Current assets
 Cash and cash equivalents                      $ 49,788           $ 28,355
 Accounts receivable                             119,130             97,533
 Inventories                                     109,780             88,809
 Deferred income taxes and prepaid expenses       33,402             23,940
                                                --------           --------
  Total current assets                           312,100            238,637

Deferred income taxes                             22,790             22,610

Property, plant and equipment                    154,088            159,440

Goodwill                                         220,118            164,594

Other intangible assets                           61,923             16,702

Other assets                                      59,801             50,547
                                                --------           --------
                                                $830,820           $652,530
                                                ========           ========

Liabilities and Stockholders' Equity
Current liabilities
 Notes payable                                  $ 10,000           $    --
 Accounts payable                                 97,155             63,389
 Accrued liabilities                              78,520             61,853
 Long-term debt - current                          6,804              6,837
                                                --------           --------
  Total current liabilities                      192,479            132,079

Long-term debt                                   224,213            214,125

Accrued retirement benefits                       77,455             87,162

Other liabilities                                 14,934             10,944

Stockholders' equity                             321,739            208,220
                                                --------           --------
                                                $830,820           $652,530
                                                ========           ========

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